Exhibit 10.1

Execution Version
TRANSACTION SUPPORT AGREEMENT
COOPER-STANDARD AUTOMOTIVE INC.
November 15, 2022
This TRANSACTION SUPPORT AGREEMENT (together with the Transaction Term Sheet (as defined below) and the other exhibits and schedules attached hereto, each of which is incorporated as if it is fully set forth herein in the first instance, and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of the date written above, is entered into by and among:
(a)    Cooper-Standard Automotive Inc., an Ohio corporation (“Issuer”), Cooper-Standard Holdings Inc., a Delaware corporation (“Parent”), CS Intermediate HoldCo 1 LLC, a Delaware limited liability company (“Holdings”), and each of the other guarantors of the 2026 Unsecured Notes (as defined below), each as set forth on the signature pages to this Agreement (each a “Credit Party” and, collectively, the “Credit Parties,” the “Company,” or “Cooper-Standard”); and
(b)    the undersigned holders or entities on behalf of funds and accounts managed or advised by such undersigned entities that hold the 2026 Unsecured Notes (together with their respective successors and permitted assigns, each, a “Consenting Noteholder,” and, collectively, the “Consenting Noteholders”).
This Agreement collectively refers to the Company and the Consenting Noteholders, and each other person that becomes a party to this Agreement in accordance with its terms as the “Parties,” and each, individually, as a “Party.”
WHEREAS
A.    The Company and the Senior Notes Indenture Trustees (as defined below) are parties to (i) the 2024 Secured Notes Indenture (as defined below), under which the 2024 Secured Notes (as defined below) were issued in the original aggregate principal amount of $250,000,000 and (ii) the 2026 Unsecured Notes Indenture (as defined below) under which the 2026 Unsecured Notes (as defined below) were issued in the original aggregate principal amount of $400,000,000, such that the Senior Notes (as defined below) were issued in the original aggregate principal amount of $650,000,000. The current principal amount outstanding of the 2024 Secured Notes is $250,000,000 and the current principal amount outstanding of the 2026 Unsecured Notes is $400,000,000, such that the current principal amount outstanding of the Senior Notes is $650,000,000.
B.    Each Consenting Noteholder is a member of an ad hoc group of certain unaffiliated holders of the Senior Notes advised by Houlihan Lokey Capital, Inc. (“Houlihan”), as financial advisor, and Willkie Farr & Gallagher LLP (“Willkie”), as legal counsel.
C.    Prior to the date hereof, the Parties have negotiated the terms of a refinancing of the Senior Notes and the Existing Term Loan Facility and the raising of additional debt capital in good faith and at arm’s length, each as set forth and as specified in this Agreement.
D.    The refinancing will be effectuated through (i) a notes offering to all eligible holders of 2026 Unsecured Notes to purchase for cash newly issued New First Lien Notes (as defined below), on the terms described in the Transaction Term Sheet (as defined below) (the “Concurrent Notes Offering”), (ii) an exchange offer (the “Exchange Offer”) conducted by the Company to all eligible holders of the 2026 Unsecured Notes who commit to participate for their ratable share of the New First Lien Notes in the Concurrent Notes Offering for any and all of the 2026 Unsecured Notes in exchange for newly issued New Secured Notes (as defined below) on the terms and conditions described in the Transaction Term Sheet and a related consent solicitation (the “Consent Solicitation”) to remove substantially all of the covenants in the 2026 Unsecured Notes Indenture, (iii) a backstop commitment by the Initial Backstop Parties (as defined below) and, at the Initial Backstop Parties’ option, certain other Persons (collectively the “Backstop Parties”) to purchase New First Lien Notes pursuant to the Backstop Agreement (as defined below) if such New First Lien Notes are not otherwise subscribed for by holders of the 2026 Unsecured Notes in the Concurrent Notes Offering, and (iv) the use of proceeds from the New First Lien Notes, together with cash on hand, to optionally prepay the Existing Term Loan Facility (as defined below), optionally redeem the 2024 Secured Notes and pay related premiums, fees and expenses (the transactions described in clauses (i) through (iv) collectively, the “Transaction”).

E.    This Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Transaction.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:
1)    DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Transaction Term Sheet. The following terms used in this Agreement are defined as:
“2024 Secured Notes” means the $250,000,000 in aggregate principal amount of 13.000% Senior Secured Notes due 2024, issued by the Issuer pursuant to the 2024 Secured Notes Indenture.
“2024 Secured Notes Claims” means any Claims arising under or related to the 2024 Secured Notes Indenture.
“2024 Secured Notes Indenture” means that certain indenture, dated as of May 29, 2020 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein, and the 2024 Secured Notes Indenture Trustee.
“2024 Secured Notes Indenture Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the 2024 Secured Notes Indenture.
“2026 Unsecured Notes” means the $400,000,000 in aggregate principal amount of 5.625% Senior Notes due 2026, issued by the Issuer pursuant to the 2026 Unsecured Notes Indenture.
“2026 Unsecured Notes Claims” means any Claims arising under or related to the 2026 Unsecured Notes Indenture.
“2026 Unsecured Notes Indenture” means that certain indenture, dated as of November 2, 2016 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuer, each of the guarantors named therein, and the 2026 Unsecured Notes Indenture Trustee.
“2026 Unsecured Notes Indenture Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the 2026 Unsecured Notes Indenture.
“ABL Facility” means the asset-based revolving loan facility entered into by Holdings, the Issuer, the other borrowers party thereto, the guarantors party thereto, Bank of America, N.A., as agent, and the lenders, agents and other parties party thereto pursuant to the ABL Credit Agreement.
“ABL Agent” means Bank of America, N.A., in its capacity as administrative agent under the ABL Credit Agreement.
“ABL Claims” means any and all Claims arising under or related to the ABL Credit Agreement.
“ABL Credit Agreement” means that certain third amended and restated loan agreement, dated as of November 2, 2016, by and among Holdings, the Issuer, the other borrowers party thereto, the guarantors party thereto, Bank of America, N.A., as agent, and the lenders, agents and other parties party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended by amendment no. 1 to third amended and restated loan agreement and limited waiver, dated as of March 24, 2020 and amendment no. 2 to third amended and restated loan agreement, dated as of May 18, 2020, and as further amended, restated, supplemented, waived, renewed or otherwise modified from time to time.
“Agreement” has the meaning set forth in the preamble hereof.
“Backstop Agreement” means the agreement to be entered into on or before the Commencement Date in connection with the Transaction by and between the Credit Parties and the Backstop Parties in which the Backstop Parties agree to, severally and not jointly, backstop 100% of the New First Lien Notes not otherwise purchased in the Concurrent Notes Offering.
“Backstop Parties” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are not open for business.
“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of title 11 of the United States Code.
“Commencement Date” means the date the Company shall commence the Exchange Offer, Concurrent Notes Offering and Consent Solicitation.
“Company” has the meaning set forth in the preamble hereof.
“Commitments” means the respective commitments of the Backstop Parties to purchase New First Lien Notes pursuant to the Backstop Agreement.
“Concurrent Notes Offering” has the meaning set forth in the preamble hereof.
“Consent Solicitation” has the meaning set forth in the preamble hereof.
“Consenting Noteholders” has the meaning set forth in the preamble hereof.
“Credit Parties” has the meaning set forth in the preamble hereof.
“Definitive Documents” means (a) any offering memoranda used in connection with the Exchange Offer or the Concurrent Notes Offering and any other securities offering or exchange offer documents used in connection with the Transaction, (b) any consent solicitation statements or other solicitation materials, including any related notices, ballots, or other election forms used in connection with the Consent Solicitation, which may be combined with any offering memoranda referred to in clause (a), (c) any indentures to be entered into in connection with the Transaction, including, but not limited to, those governing the New First Lien Notes and the New Secured Notes, (d) any security or collateral documents entered into in connection with the Transaction, (e) any intercreditor agreements entered into in connection with the Transaction, (f) any supplemental indentures with respect to the 2026 Unsecured Notes Indenture entered into in connection with the Consent Solicitation to effectuate the Amendments (as defined below) (the “Supplemental Indenture”) and (g) the Backstop Agreement. All of the documents in the foregoing clauses (a) through (g) shall be consistent in all material respects with the terms set forth in this Agreement and shall otherwise be acceptable in form and substance to (i) the Initial Backstop Parties and (ii) the Company, each in its or their reasonable discretion, and the Backstop Agreement shall be consistent in all material respects with the terms set forth in this Agreement and shall otherwise be acceptable in form and substance to (i) the Initial Backstop Parties and (ii) the Company, each in its or their reasonable discretion.
“Exchange Act” has the meaning set forth in Section 3 hereof.
“Exchange Offer” has the meaning set forth in the preamble hereof.
“Exchange Offer, Concurrent Notes Offering and Consent Solicitation Materials” means (i) those Definitive Documents described in clauses (a) and (b) in the definition of Definitive Documents and (ii) any other documentation that the Company distributes to holders of 2026 Unsecured Notes for the purpose of conducting and soliciting participation in the Exchange Offer, Concurrent Notes Offering and Consent Solicitation. All of the documents in the foregoing clauses (i) and (ii) shall be consistent in all material respects with the terms set forth in this Agreement and shall otherwise be acceptable in form and substance to the Initial Backstop Parties and the Company, each in its or their reasonable discretion.
“Existing Term Loan Credit Agreement” means that certain credit agreement, dated as of April 4, 2014, by and among Holdings, the Issuer, Deutsche Bank AG New York Branch, as agent, and the lenders, agents and other parties party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time.
“Existing Term Loan Facility” means the secured term loan facility entered into by Holdings, the Issuer and the Term Loan Credit Facility Collateral Agent pursuant to the Existing Term Loan Credit Agreement.

“Initial Backstop Parties” means funds and accounts managed or advised by (a) J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A. (b) Millstreet Capital Management.
“New First Lien Notes” has the meaning set forth in the Transaction Term Sheet.
“New Secured Notes” has the meaning set forth in the Transaction Term Sheet.
“Parties” has the meaning set forth in the preamble hereof.
“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.
“Qualified Market Maker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against, or interests in, the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against, or interests in, the Company, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Securities Act” has the meaning set forth in Section 3 hereof.
“Senior Credit Facilities” means the ABL Facility and the Existing Term Loan Facility.
“Senior Credit Facilities Claims” means the ABL Claims and the Term Loan Claims.
“Senior Notes” means, collectively, the 2024 Secured Notes and the 2026 Unsecured Notes.
“Senior Notes Claims” means, collectively, the 2024 Secured Notes Claims and the 2026 Unsecured Notes Claims.
“Senior Notes Indentures” means, collectively, the 2024 Secured Notes Indenture and the 2026 Unsecured Notes Indenture.
“Senior Notes Indenture Trustees” means, collectively, the 2024 Secured Notes Indenture Trustee and the 2026 Unsecured Notes Indenture Trustee.
“Settlement Date” means the date on which each of the Exchange Offer and the Concurrent Notes Offering are consummated and become effective.
“Term Loan Credit Facility Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Term Loan Credit Agreement.
“Term Loan Claims” means any and all Claims arising under or related to the Existing Term Loan Credit Agreement.
“Termination Date” has the meaning set forth in Section 5 hereof.
“Termination Event” has the meaning set forth in Section 5 hereof.
“Transaction” has the meaning set forth in the preamble hereof.
“Transaction Term Sheet” means that certain term sheet containing the material terms and provisions of the Transaction, as agreed upon by the Parties hereto, a copy of which is attached hereto as Exhibit A hereof.
“Transfer” has the meaning set forth in Section 6 hereof.
“Transferee Joinder” has the meaning set forth in Section 6 hereof.
“Transferor” has the meaning set forth in Section 6 hereof.

2)    THE TRANSACTION TERM SHEET
The Transaction Term Sheet and each of the other exhibits attached hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all such exhibits, including the Transaction Term Sheet; provided, however, (a) to the extent that there is a conflict between this Agreement, on the one hand, and the Transaction Term Sheet, on the other hand, the terms and provisions of the Transaction Term Sheet shall govern, and (b) to the extent that there is a conflict between the Transaction Term Sheet or this Agreement, on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern. Neither this Agreement nor the Transaction Term Sheet, nor any provision hereof or thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 15 hereof.
The Parties recognize that time is of the essence and therefore, as soon as is practicable, the Parties will execute the Definitive Documents implementing the Transaction in form and substance consistent with the Transaction Term Sheet.
3)    COMMITMENTS OF THE COMPANY
Subject to the terms and conditions of this Agreement, the Company agrees that, so long as no Termination Event (as defined below) has occurred:
(a)    on the Commencement Date, the Company will, assuming agreement by the Initial Backstop Parties with the form and substance of the Definitive Documents in their reasonable discretion, distribute the Exchange Offer, Concurrent Notes Offering and Consent Solicitation Materials to holders of the 2026 Unsecured Notes in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder;
(b)    on a timely basis, the Company shall negotiate in good faith the Definitive Documents with the Initial Backstop Parties and execute and deliver each Definitive Document to which it is a party, in form and substance reasonably acceptable to the Company and the Initial Backstop Parties;
(c)    the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Transaction; and shall use reasonable best efforts to obtain any and all required governmental, regulatory, and/or third party approvals for the Transaction;
(d)    the Exchange Offer and Concurrent Notes Offering shall be consummated on, and provided that the required consent of the holders of the 2026 Unsecured Notes are received in the Consent Solicitation, the Supplemental Indenture will become operative on or before, the Settlement Date, which date may be extended by written agreement between the Initial Backstop Parties and the Company;
(e)    the Company shall not, directly or indirectly, (i) object to, delay, impede or take any other actions to interfere, directly or indirectly, in any respect with acceptance or implementation of the Transaction or encourage or facilitate any person or entity to do any of the foregoing; or (ii) take any action inconsistent with this Agreement, the Transaction Term Sheet, and any other related documents executed by the Parties or the expeditious consummation of the Transaction;
(f)    the Company shall not, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries, proposals or offers from any person or entity relating to, or that could reasonably result in, any merger, acquisition, divestiture, sale of material assets or equity, business combination, recapitalization, joint venture, or other transaction that would serve as an alternative to the Transaction, or take any action that would in any material respect interfere with, delay, or postpone the consummation of the Transaction contemplated under this Agreement;
(g)    the Company shall notify the Consenting Noteholders within one (1) Business Day after obtaining actual knowledge thereof of the happening or existence of any event that shall have made any part of the Transaction incapable of being consummated; and
(h)    on the consummation of the Transaction, the Company shall pay all reasonable and documented fees for Willkie and Houlihan;

4)    COMMITMENTS OF THE CONSENTING NOTEHOLDERS
Subject to the terms and conditions of this Agreement, each Consenting Noteholder (severally and not jointly) agrees that, so long as no Termination Event has occurred with respect to such Consenting Noteholder:
(a)    on a timely basis, such Consenting Noteholder shall negotiate in good faith the Definitive Documents with the Company and, assuming agreement by the Initial Backstop Parties with the form and substance of the Definitive Documents in their reasonable discretion, execute and deliver each Definitive Document to which it is a party;
(b)    such Consenting Noteholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Transaction;
(c)    such Consenting Noteholder shall use commercially reasonable efforts to support the approval and implementation of the Transaction;
(d)     such Consenting Noteholder shall timely vote, exchange, and tender (or cause to be voted or tendered) all of its 2026 Unsecured Notes Claims in favor of the Transaction, including with respect to any 2026 Unsecured Notes for which such Consenting Noteholder serves (now or hereafter) as the nominee, investment or fund manager, or advisor for beneficial holders thereof, and shall validly tender its 2026 Unsecured Notes in the Exchange Offer in accordance with the applicable procedures set forth in the Exchange Offer, Concurrent Notes Offering and Consent Solicitation Materials;
(e)    such Consenting Noteholder shall provide, in accordance with the Exchange Offer, Concurrent Notes Offering and Consent Solicitation Materials, all requisite consents required to approve the Supplemental Indenture;
(f)    such Consenting Noteholder shall not withdraw or revoke its tender, consent, or vote with respect to the Transaction, including any consent solicitation and exchange (as applicable), except as otherwise expressly permitted pursuant to this Agreement;
(g)    such Consenting Noteholder shall not (in its capacity as a holder of 2026 Unsecured Notes and, if applicable, in its capacity as a holder of 2024 Secured Notes, Senior Credit Facilities Claims and/or any equity interests in any of the Credit Parties, to the extent such 2024 Secured Notes and Senior Credit Facilities Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder):
(i)    object to the Transaction or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transaction, the Definitive Documents, or any other transactions outlined therein or in the Transaction Term Sheet, or take any other action that is barred by this Agreement, so long as the Definitive Documents contain terms and conditions effectuating the Transaction that conform in all material respects with this Agreement and are reasonably acceptable to the Initial Backstop Parties;
(ii)     vote for, consent to, support, or participate in the formulation of any other restructuring, exchange, or settlement of any of the Senior Notes, any other Claims against or interests in the Credit Parties (to the extent such other Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder), any other transaction involving the Company, any of its assets, or any of the Credit Parties’ stock, or any plan of reorganization or liquidation under any bankruptcy, insolvency, or similar laws, whether domestic or foreign, in respect of any of the Credit Parties;
(iii)    directly or indirectly seek, solicit, support, formulate, entertain, encourage, engage in any inquiries or discussions concerning, or enter into any agreements relating to, any other transaction regarding the Company and/or any restructuring, plan of reorganization, receivership, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, assignment for the benefit of creditors, or any other restructuring in any manner of any of the Credit Parties (or any of their assets, liabilities, or equity interests); or
(iv)    solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) through (iii) of this subsection hereof;
(h)    such Consenting Noteholder shall use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary to support, facilitate, implement, consummate, or otherwise give effect to the Transaction; provided, for the avoidance of doubt, that no Consenting Noteholder shall be required to make any such effort if prohibited by applicable law or governmental regulation; provided, further, that no Consenting Noteholder shall be required to direct the Senior Notes Indenture Trustees, the ABL Agent or the Term Loan Credit Facility Collateral Agent to take any action that may result in the incurrence or provision of any indemnity obligations; provided, further, that no Consenting Noteholder shall be required to incur any material costs and/or expenses, nor shall it be required to provide any indemnities or the like, in order to comply herewith (other than as incurred and/or provided under the Backstop Agreement);
(i)    unless otherwise prohibited by law, governmental regulation, or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate such Consenting Noteholder’s obligations pursuant to the terms of this Agreement), such Consenting Noteholder shall use commercially reasonable efforts to promptly notify the Company and the other Consenting Noteholders upon the receipt of any written solicitation or proposal relating to any other transaction, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, plan, scheme, amalgamation, or restructuring of the Company or any of its subsidiaries other than as contemplated in this Agreement;
(j)    such Consenting Noteholder shall not instruct the Senior Notes Indenture Trustees or the Term Loan Credit Facility Collateral Agent to take any action, or to refrain from taking any action, that would be inconsistent with this Agreement or the Transaction; and
(k)    to the extent such Consenting Noteholder is also a Backstop Party, such Consenting Noteholder shall (i) on a timely basis, negotiate in good faith the Backstop Agreement and any and all related documents; (ii) purchase the New First Lien Notes on the terms and conditions set forth in the Backstop Agreement; and (iii) use commercially reasonable efforts to support the negotiation, approval, and consummation of the Transaction as set forth in the Backstop Agreement; provided that this Section 4(k) is subject to the Backstop Agreement being acceptable to each such Consenting Noteholder that is also an Initial Backstop Party, each in its reasonable discretion.
5)    TERMINATION
(a)    This Agreement may be terminated by the Initial Backstop Parties at such time upon three (3) Business Days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events:
(i)    a breach by the Company of any of its representations, warranties, covenants, or obligations set forth in this Agreement or under any Definitive Documents that could reasonably be expected by a Consenting Noteholder to have a material adverse impact on the Transaction or the consummation of the Transaction that (if susceptible to cure) remains uncured within five (5) Business Days after the receipt by the Company of written notice of such breach;
(ii)    any Credit Party exercises any rights available to it under Section 11 hereof that are materially inconsistent with the Transaction as contemplated by the Transaction Term Sheet;
(iii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transaction; or
(iv)    (a) the occurrence and continuance of any “Event of Default” (as defined in the 2024 Secured Notes Indenture) other than an “Event of Default” pursuant to Section 6.01(7) of the 2024 Secured Notes Indenture or (b) the occurrence and continuance of any “Event of Default” (as defined in the 2026 Unsecured Notes Indenture) other than an “Event of Default” pursuant to Section 6.01(7) of the 2026 Unsecured Notes Indenture.
(b)    The Company may terminate this Agreement as to all Parties upon three (3) Business Days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events:
(i)    if, at any time, the Consenting Noteholders who are Parties to this Agreement do not hold at least a majority of the aggregate principal amount outstanding of the 2026 Unsecured Notes, and such condition remains uncured for a period of two (2) Business Days after the receipt by the Consenting Noteholders of written notice from the Company; provided that any such Consenting Noteholder shall inform counsel to the Credit Parties of any change in the amount of the Senior Notes held by such Consenting Noteholder within 48 hours of the occurrence of such change;

(ii)    the Company shall not have received prior to the Commencement Date, the Commitments necessary to complete the issuance of the New First Lien Notes;
(iii)    the Commitments necessary to complete the issuance of the New First Lien Notes received by the Company shall not, for any reason, be valid and enforceable by the Company on any date up to and including the Settlement Date; or
(iv)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transaction.
(c)    The Company may terminate this Agreement with respect to any particular Consenting Noteholder (but not as to all of the Consenting Noteholders) upon three (3) Business Days’ prior written notice thereof upon the occurrence of a breach by such Consenting Noteholder of any of the representations, warranties, or covenants with respect to such Consenting Noteholder set forth in this Agreement that could reasonably be expected to have a material adverse impact on the Transaction or the consummation of the Transaction that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Consenting Noteholder of written notice of such breach; provided that, for the avoidance of doubt, nothing in this Section 5(c) shall impair the Company’s ability to terminate this Agreement pursuant to Section 5(b)(i) hereof; provided, further, that the notice and cure period contained in this Section 5(c) shall run concurrently with the cure period contained in Section 5(b)(i) hereof.
(d)    This Agreement may be terminated at any time by mutual written consent of the Company and the Initial Backstop Parties.
(e)    This Agreement will automatically terminate upon the Settlement Date.
(f)    This Agreement will automatically terminate if (i) the Backstop Agreement is not duly executed and delivered by each of the Backstop Parties and the Company and (ii) the Commencement Date does not occur, in each case, on or before December 15, 2022 (unless extended by mutual written consent of the Company and the Initial Backstop Parties).
(g)    This Agreement will automatically terminate if the Settlement Date does not occur on or before February 15, 2023 (unless extended by mutual written consent of the Company and the Initial Backstop Parties).
(h)    This Agreement will automatically terminate upon the occurrence of an “Event of Default” (as defined in the 2024 Secured Notes Indenture) pursuant to Section 6.01(7) of the 2024 Secured Notes Indenture.
(i)    The occurrence of any event described in clauses (a) through (h) of this Section 5 shall be referred to as a “Termination Event” with respect to the Parties for whom this Agreement has been terminated. The date on which this Agreement is terminated in accordance with this Section 5 shall be referred to as the “Termination Date” and the provisions of this Agreement shall terminate on the Termination Date; provided that Sections 1, 5, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 24 and 25 hereof shall survive the Termination Date. For the avoidance of doubt, the termination of this Agreement shall not relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the Termination Date with respect to such Party.
6)    TRANSFER OF CLAIMS AND INTERESTS
(a)    Each Consenting Noteholder shall not (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), its right, title, or interest with respect to any of such Consenting Noteholder’s Senior Notes Claims against, or interests in, any Credit Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s Senior Notes Claims against, or interests in, any Credit Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Senior Notes Claims (the actions described in clauses (i) and (ii) of this Section 6(a) are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity that first agrees, in writing, to be bound by the terms of this Agreement by executing and delivering to the Company and counsel to the Consenting Noteholders a Transferee Joinder substantially in the form attached as Exhibit B hereof (the “Transferee Joinder”) at least two (2) Business Days prior to the effectiveness of the relevant Transfer. With respect to Claims against, or interests in, any Credit Party held by the relevant transferee upon the consummation of a Transfer in accordance herewith, such transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Noteholder for all purposes under this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (with respect to any such Senior Notes Claims that are the subject of a Transfer) under this Agreement and shall be released from its obligations (with respect to any such Senior Notes Claims against, or interests in, any Credit Party that are the subject of a Transfer) hereunder. Any Transfer made in violation of this Section 6 shall be deemed null and void ab initio and of no force or effect.
(b)    Except as set forth in Section 6(a) hereof, nothing in this Agreement shall be construed as precluding any Consenting Noteholder or any of its affiliates from acquiring additional Senior Notes and corresponding Senior Notes Claims against, or interests in, any Credit Party; provided, however, that, subject to the limitation on the signature page for J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A., any such additional Senior Notes and Senior Notes Claims (other than from any affiliate of any such Consenting Noteholder that maintains or establishes an information-blocking device or “ethical wall” between it and such Consenting Noteholder) shall automatically be subject to the terms and conditions of this Agreement.
(c)    Notwithstanding Section 6(a) herein, (i) an entity that is acting in its capacity as a Qualified Market Maker shall not be required to be or to become a Consenting Noteholder in order to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any Senior Note Claims by a Consenting Noteholder to a transferee; provided, however, that such transfer by a Consenting Noteholder to a transferee shall be in all other respects in accordance with and subject to Section 6(a) herein; provided, further, that the foregoing exception will only be available in transactions where the Qualified Market Maker is not the ultimate beneficial owner (within the meaning of Rule 13d-3 under the Securities Act) of such Senior Note Claim as of the date that is ten (10) Business Days after its acquisition of such Senior Note Claims (in the event such Qualified Market Maker is the ultimate beneficial owner of such Senior Note Claim as of such date, it shall execute a Transferee Joinder in accordance with Section 6(a)); and (ii) to the extent that a Consenting Noteholder, acting in its capacity as a Qualified Market Maker, acquires any Senior Note Claim from a holder of such claim or interest that is not a Consenting Noteholder, such Consenting Noteholder may transfer (by purchase, sale, assignment, participation, or otherwise) such claim against, or interest in, the Company without the requirement that the transferee be or become a Consenting Noteholder in accordance with this Section 6.
7)    OWNERSHIP OF CLAIMS AND INTERESTS
Each of the Consenting Noteholders represents and warrants (severally and not jointly) that:
(a)    it either (A) is the sole beneficial owner of the principal amount of the Senior Notes, the Senior Credit Facilities Claims, and/or the equity interests indicated for such Consenting Noteholder on Exhibit C or (B) has sole investment or voting discretion with respect to the principal amount of the Senior Notes, the Senior Credit Facilities Claims, and/or the equity interests indicated for such Consenting Noteholder on Exhibit C and has the power and authority to bind the beneficial owner of such Senior Notes, Senior Credit Facilities Claims, and equity interests to the terms of this Agreement;
(b)    each nominee, investment or fund manager, or advisor acting on behalf of the beneficial holders of its Senior Notes represents and warrants to the Company and the other Consenting Noteholders that it has the legal authority to so act and to bind the applicable beneficial holders;
(c)    other than pursuant to this Agreement, Senior Notes held by it are free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that might adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and
(d)    other than the Senior Notes, the Senior Credit Facilities Claims, and the equity interests indicated on its respective signature page hereto, such Consenting Noteholder does not (A) own any other Senior Notes, Senior Credit Facilities Claims, or equity interests or (B) have investment or voting discretion with respect to any other Senior Notes, Senior Credit Facilities Claims, or equity interests.
The Parties understand and agree that, in addition to Senior Notes Claims, certain of the Consenting Noteholders may hold other Claims against and interests in the Credit Parties (including Senior Credit Facility Claims). For the avoidance of doubt, all Claims against, and interests in, the Credit Parties held by each of the Consenting Noteholders are subject to Section 4 of this Agreement; provided that each such Consenting Noteholder is obligated under Section 4 of this Agreement with respect to Claims other than Senior Notes Claims and/or equity interests only to the extent such Claims other than Senior Notes Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder.

8)     REPRESENTATIONS
Each Party (severally and not jointly) represents to each other Party that, as of the date of this Agreement:
(a)    such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the Transaction contemplated herein, and to perform its respective obligations under this Agreement;
(b)    the execution, delivery, and performance of this Agreement by such Party does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party; and
(c)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.
The Company represents to each of the Consenting Noteholders that, as of the date of this Agreement, assuming that each of the Consenting Noteholders is a “QIB” as defined in Rule 144A under the Securities Act, or a person that is not a “U.S. person” within the meaning of Regulation S under the Securities Act, the execution, delivery, and performance by the Company of the Definitive Documents, this Agreement, or the consummation of the Transaction does not and shall not require any registration or filing with, consent or approval of, notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the SEC or pursuant to state securities or “blue sky” laws.
9)    ENTIRE AGREEMENT; PRIOR NEGOTIATIONS
This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, representations, warranties, term sheets, proposals, and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.
10)    RESERVATION OF RIGHTS; NO ADMISSION
This Agreement constitutes a proposed settlement among the Parties. Regardless of whether or not the Transaction contemplated herein is consummated, or whether or not the Termination Date has occurred, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights or remedies, and the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than in a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party for any Claim, fault, liability, or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each Party to protect and preserve its rights, remedies, and interests, including the Senior Note Claims and any other Claims against the Credit Parties or other parties. Without limiting the foregoing sentence in any way, after a Termination Event hereunder, the Parties hereto each fully reserve any and all of their respective rights, remedies, and interests in the case of any Claim for a breach of this Agreement.
11)    THE CREDIT PARTIES’ FIDUCIARY DUTIES
Notwithstanding anything to the contrary herein, (a) (i) each of the Credit Parties and each of their affiliates and each respective board of directors or similar governing body thereof shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transaction to the extent such board of directors or similar governing body determines, in good faith considering the advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including pursuant to its fiduciary duties, and may take such action or refrain from taking such action without incurring any liability to any other Party hereto, and (ii) the officers and employees of each of the Credit Parties and each of their affiliates shall not be required to take any actions inconsistent with applicable law; and (b) to the extent that such fiduciary obligations require any Credit Party or any affiliate of a Credit Party or its board of directors or similar governing body to terminate such Credit Party’s obligations under this Agreement, such Credit Party may do so without liability. In the event that such Credit Party or any affiliate of a Credit Party or its board of directors or similar governing body determines (considering the advice of counsel) that its fiduciary duties require the Credit Party to terminate this Agreement (or to otherwise not perform its obligations under this Agreement), the Credit Party shall provide two (2) Business Days’ written notice to the legal counsel of the other Parties hereto. In the event of the termination of this Agreement pursuant to this Section 11, all obligations of each Party hereunder shall immediately terminate without further action or notice; provided that Sections 1, 5, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 24 and 25 hereof shall survive termination.
12)    REPRESENTATION BY COUNSEL
Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to be represented by counsel and waived its right to do so) in connection with this Agreement and the Transaction contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon the lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the Parties hereto. None of the Parties hereto shall have any term or provision of this Agreement construed against such Party solely by reason of such Party having drafted the same.
13)    INDEPENDENT DUE DILIGENCE AND DECISION-MAKING
Each of the Consenting Noteholders and the Credit Parties hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of the documents and information available to it, as it has deemed appropriate.
14)    COUNTERPARTS
This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
15)    AMENDMENTS
(a)    Except as otherwise provided herein, this Agreement (including, for the avoidance of doubt, the Transaction Term Sheet) may not be modified, amended, or supplemented, without the prior written consent of the Company and the Initial Backstop Parties; provided one or more provisions of this Agreement may be waived with just the consent of the party hereto that is waiving the obligations of the other party under such provision.
(b)    Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement as are reasonably necessary and appropriate to consummate the Transaction.
(c)    No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.
16)    HEADINGS
The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.
17)    RELATIONSHIP AMONG THE PARTIES
Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several and not joint.

18)    SPECIFIC PERFORMANCE
It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement.

19)    GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 19, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE.
20)    NOTICES
All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day, (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:
(a)    If to the Company:
Cooper-Standard Holdings Inc.
40300 Traditions Drive
Northville, Michigan 48168
Attn: General Counsel
Email: joanna.totsky@cooperstandard.com
With a copy (which shall not constitute notice) to:
Simpson, Thacher & Bartlett LLP
425 Lexington Ave
New York, New York 10017
Attn:    Kenneth B. Wallach, Esq.
    Sandy Qusba, Esq.
Justin Lungstrum, Esq.
Sunny Cheong, Esq.
Email:    kwallach@stblaw.com
squsba@stblaw.com
jlungstrum@stblaw.com
    scheong@stblaw.com
(b)    If to the Consenting Noteholders:
At the addresses of the Consenting Noteholders included on Exhibit C hereto or the Transferee Joinder, as applicable.
With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Ave
New York, New York 10019
Attn: Rachel C. Strickland, Esq.
Weston T. Eguchi, Esq.
Daniel I. Forman, Esq.
E-mail: RStrickland@willkie.com
WEguchi@willkie.com
DForman@willkie.com

21)    NO THIRD-PARTY BENEFICIARIES
Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof.
22)    PUBLICITY; NON-DISCLOSURE
The Company will disclose this Agreement promptly after execution of this Agreement by publicly filing a Form 8-K and a press release that results in prompt public dissemination of such information (the “Public Disclosure”). As promptly as reasonably practicable, but in any event no later than twenty-four (24) hours prior to the Public Disclosure, the Company will provide the Initial Backstop Parties, which can be provided through Willkie or Houlihan, with a draft of the Public Disclosure for review, and the Company will reasonably consider any additions or modifications to the Public Disclosure from the Initial Backstop Parties, such that the Public Disclosure will be in a form acceptable to the Initial Backstop Parties in their reasonable discretion. For the avoidance of doubt, the Public Disclosure will not contain the holdings information of any of the Consenting Noteholders.
Unless required by applicable law or regulation, the Company agrees to keep confidential the holdings information (including with respect to the Senior Notes Claims) of the Consenting Noteholders as of the date hereof and at any time hereafter absent the prior written consent of any such Consenting Noteholder; and if such announcement or disclosure of the holdings information of the Consenting Noteholders is so required by law or regulation, the Company shall provide each Consenting Noteholder with advanced notice of its intent to disclose such holdings information and shall afford each of the Consenting Noteholders a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company making such announcement or disclosure, provided, that the Company shall not be required to incur any material costs and/or expenses, nor shall it be required to provide any indemnities or the like, in order to comply with the foregoing. When attaching a copy of this Agreement to the Public Disclosure as required by this Section 22, the Company will redact the holdings information from Exhibit C. The foregoing shall not prohibit the Company from disclosing the aggregate Senior Notes Claims held by all of the Consenting Noteholders together.
23)    RULES OF INTERPRETATION
For purposes of this Agreement:
(a)    each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include all of the masculine, feminine, and neuter gender;
(b)    capitalized terms defined only in the singular or the plural shall nonetheless have their defined meanings when used in both the singular and the plural;
(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or any amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular provision of this Agreement;
(g)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable corporation, partnership, and limited liability company laws;
(h)    the use of “include” or “including” is without limitation, whether stated or not; and
(i)    The preamble and the capitalized terms set forth in Section 1 herein shall have the same force and effect as all decretal Sections of this Agreement.
24)    SUCCESSORS AND ASSIGNS; SEVERABILITY; SEVERAL OBLIGATIONS
This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction. The agreements, representations, and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.
25)    GOOD FAITH COOPERATION; FURTHER ASSURANCES
Subject to the limitation on the signature page for J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A., the Parties shall (and shall cause each of their subsidiaries and affiliates to) cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transaction. Furthermore, each of the Parties shall (and shall cause each of their subsidiaries and affiliates to) take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each Party hereby covenants and agrees to negotiate in good faith the Definitive Documents, each of which shall (a) contain the same economic terms (and other terms consistent in all material respects) as the terms set forth in the Transaction Term Sheet (as amended, supplemented, or otherwise modified as provided herein), (b) except as otherwise provided for herein, be in form and substance reasonably acceptable in all respects to the Parties hereto, and (c) be consistent with this Agreement in all material regards.
Notwithstanding anything to the contrary herein, none of the commitments, covenants, representations and warranties or other terms or agreements hereunder shall be binding on or apply to any of the other affiliates of JP Morgan Chase & Co. described on the signature page for J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A.
26)    NO SOLICITATION
Each Party acknowledges that this Agreement is not, and is not intended to be, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act or the Exchange Act. Solicitation for the acceptance of the Transaction will not be solicited from any holder of the Senior Notes until such holder has received the disclosures required under or otherwise in compliance with applicable law.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
COOPER-STANDARD AUTOMOTIVE INC.,
as Issuer

By:    /s/ Jonathan P. Banas_________________________
Name: Jonathan P. Banas
Title: Executive Vice President and Chief Financial Officer

COOPER-STANDARD HOLDINGS INC.,
as Parent

By:    /s/ Jonathan P. Banas_________________________
Name: Jonathan P. Banas
Title: Executive Vice President and Chief Financial Officer

CSA SERVICES INC.
COOPER-STANDARD FHS LLC
COOPER-STANDARD CANADA HOLDINGS LLC
CS INTERMEDIATE HOLDCO 1 LLC

By:    /s/ Jonathan P. Banas_________________________
Name: Jonathan P. Banas
Title: President

COOPER-STANDARD AUTOMOTIVE NC L.L.C.
COOPER-STANDARD AUTOMOTIVE OH, LLC
COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC
NISCO HOLDING COMPANY

By:    /s/ Jonathan P. Banas_________________________
Name: Jonathan P. Banas
Title: Vice President

COOPER-STANDARD INDUSTRIAL AND SPECIALTY GROUP, LLC

By:    /s/ James Zabriskie___________________________
Name: James Zabriskie
Title: Treasurer
[Signature Page to the Transaction Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
J.P. MORGAN INVESTMENT MANAGEMENT INC. AND/OR JPMORGAN CHASE BANK, N.A. (“Signatory”), solely as investment manager of certain discretionary accounts holding the Senior Notes, the Senior Credit Facilities Claims, and/or the equity interests indicated on Exhibit C hereto.
By executing this agreement, Signatory, solely as investment manager of such discretionary accounts, binds only itself, and itself only in that capacity, and not any other affiliate of JP Morgan Chase & Co., or any of its or their respective business units, subsidiaries or affiliates (including any desk or business unit thereof), and no such affiliate shall be deemed to be bound by the terms of this Agreement by virtue of Signatory’s execution of this Agreement. Moreover, Signatory shall have no obligation to cause any of its affiliates to take or refrain from taking any action.

By: /s/ Greg Seketa
Name: Greg Seketa
Title: Executive Director

[Signature Page to the Transaction Support Agreement]

MILLSTREET CAPITAL MANAGEMENT LLC, on behalf of multiple funds

By:/s/ Craig M. Kelleher
Name: Craig M. Kelleher
Title: Managing Member

[Signature Page to the Transaction Support Agreement]

Exhibit A
TRANSACTION TERM SHEET
COOPER-STANDARD AUTOMOTIVE INC.
November 15, 2022
THIS TRANSACTION TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.
THIS TRANSACTION TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.1

Offeror and Issuer	Cooper-Standard Automotive Inc.
Exchange Offer, Concurrent Notes Offering and Consent Solicitation
The Issuer will conduct an exchange offer for any and all of the 2026 Unsecured Notes from eligible holders in exchange for up to $400.0 million principal amount of newly issued New Secured Notes and a related consent solicitation to remove substantially all of the covenants and certain events of default contained in the 2026 Unsecured Notes and 2026 Unsecured Notes Indenture, each upon the terms and subject to the conditions set forth in this Transaction Term Sheet and related exhibits. Simultaneously with the Exchange Offer and Consent Solicitation, the Issuer will conduct a Concurrent Notes Offering to all eligible holders of the 2026 Unsecured Notes that tender in the Exchange Offer and Consent Solicitation to purchase for cash New First Lien Notes, upon the terms and subject to the conditions set forth in this Transaction Term Sheet and related exhibits. In order to participate in the Exchange Offer, “eligible holders” (as described below) must subscribe for the New First Lien Notes in the Concurrent Notes Offering. For every $1.45 of New First Lien Notes subscribed for by an eligible holder of the 2026 Unsecured Notes, such holder will be offered the opportunity to exchange $1.00 of the 2026 Unsecured Notes at par for New Secured Notes. See Exhibits 1 and 2 to this Transaction Term Sheet for the summary of key terms of the New First Lien Notes and the New Secured Notes, respectively.

1 Defined terms not defined herein shall have the meaning given to them in the Transaction Support Agreement to which this Transaction Term Sheet is attached as Exhibit A.

Backstop Agreement
The Backstop Parties and the Credit Parties shall enter into a Backstop Agreement on or before the Commencement Date in connection with the Transaction pursuant to which the Backstop Parties agree to, severally and not jointly, backstop 100% of the New First Lien Notes not otherwise purchased in the Concurrent Notes Offering and to commit to subscribe for their pro rata amount of the New First Lien Notes offered to holders of the 2026 Unsecured Notes. The Backstop Parties will also commit to tender all of their respective 2026 Unsecured Notes in the Exchange Offer and to consent to the Amendment (as defined below) pursuant to the Consent Solicitation.
As consideration for entering into the Backstop Agreement and providing their respective Commitments, the Issuer will pay to the Backstop Parties an aggregate cash fee equal to 5.0% of total principal amount of New First Lien Notes.

Minimum Allocation:	The Backstop Parties, and other parties to be determined by the Backstop Parties, will be entitled to their pro rata amount of New First Lien Notes offered to holders of the 2026 Unsecured Notes.
Eligible Holders	The Issuer will conduct the Exchange Offer, Concurrent Notes Offering and Consent Solicitation in accordance with the applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. Each holder of 2026 Unsecured Notes wishing to participate in the Exchange Offer, Concurrent Notes Offering and Consent Solicitation will properly complete and return an eligibility certification certifying as to its status as a “QIB” as defined in Rule 144A under the Securities Act or a person that is not a “U.S. person” within the meaning of Regulation S under the Securities Act.
Consent Solicitation
Holders who tender 2026 Unsecured Notes pursuant to the Exchange Offer are required to deliver a consent (a “Consent”) to certain proposed amendments to the 2026 Unsecured Notes Indenture (the “Amendments”).
The Amendments will eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the 2026 Unsecured Notes Indenture, waive any related cross-defaults under the 2026 Unsecured Notes Indenture, and consent to other customary covenant and event of default strips.
By tendering their 2026 Unsecured Notes, eligible holders will be deemed to have delivered Consents to the Amendments with respect to such 2026 Unsecured Notes being tendered. Eligible holders may not validly tender their 2026 Unsecured Notes and participate in the Concurrent Notes Offering without delivering a Consent.

Requisite Consents; Supplemental Indenture
In order to approve the Amendments to the 2026 Unsecured Notes Indenture, Consents must be delivered and not revoked in respect of at least a majority of the outstanding principal amount of the 2026 Unsecured Notes (“Requisite Consents”). Promptly following the expiration of the Consent Solicitation, if the Requisite Consents have been delivered with respect to the 2026 Unsecured Notes, the Issuer, the guarantors under the 2026 Unsecured Notes and the Trustee will enter into a supplemental indenture to the 2026 Unsecured Notes Indenture giving effect to the Amendments. The Amendments will not become operative until consummation of the Exchange Offer and Concurrent Notes Offering. In the event that the Issuer does not consummate the Exchange Offer and Concurrent Notes Offering for any reason, the 2026 Unsecured Notes Indenture will remain in effect in its current form. The consummation of the Exchange Offer and Concurrent Notes Offering will be conditioned upon the receipt of the Requisite Consents to approve the Amendments and the execution and delivery of the supplemental indenture giving effect to such Amendments.

Conditions to the Exchange Offer, Concurrent Notes Offering and Consent Solicitation	The Exchange Offer, Concurrent Notes Offering and Consent Solicitation will be subject to customary and usual conditions including the Requisite Consents having been received, the Backstop Agreement having been executed prior to the Commencement Date with terms being in full force and effect, an amendment to the ABL Credit Agreement having been executed permitting the issuance of the New First Lien Notes and the New Secured Notes, the Transaction Support Agreement having remained in full force and effect, and the cross condition of consummation of all of the Exchange Offer, Concurrent Notes Offering and Consent Solicitation.
Transaction Fees:	The Issuer will pay reasonable and documented fees for Willkie and Houlihan upon consummation of the Transaction.

Exhibit 1
SUMMARY OF KEY TERMS OF THE NEW FIRST LIEN NOTES
The summary below describes the proposed principal terms of the New First Lien Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Term Sheet to which this exhibit is attached.

Issuer	Cooper-Standard Automotive Inc.
Notes	$580.0 million aggregate principal amount of 13.50% Cash Pay / PIK Toggle Senior Secured First Lien Notes due 2027 (the “New First Lien Notes”)
Trustee	U.S. Bank Trust Company, National Association
Purchase Price	96.00%
Maturity	March 31, 2027, provided such maturity shall accelerate to August 15, 2026, the date that is three months before the maturity of the 2026 Unsecured Notes, if more than $50 million of the principal amount of 2026 Unsecured Notes are then-outstanding.
Interest Rate	The New First Lien Notes will bear interest at the rate of (i) 13.50% per annum, of which no less than 9.00% will be payable in cash and, at the Issuer’s option for the first four interest periods after issuance, the remaining 4.50% may be paid in cash or PIK (or a combination thereof), and (ii) thereafter, 13.50% per annum, payable in cash.
Interest Payment Dates	Interest on the New First Lien Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2023.
Guarantees	The obligations under the New First Lien Notes will be fully and unconditionally guaranteed by all of the Issuer’s present or future wholly owned domestic subsidiaries and certain foreign subsidiaries organized in certain jurisdictions, in each case with exceptions for immaterial subsidiaries and subsidiaries that are prohibited by charter or applicable law or regulation from providing a guarantee.
Collateral
The New First Lien notes will be secured by (i) first priority liens on all assets of the Issuer and the Guarantors (except collateral securing the ABL Facility), subject to certain exceptions, including, with respect to Guarantors organized in foreign jurisdictions, only a pledge of 65% of the voting stock and 100% of the non-voting stock of first-tier foreign subsidiaries of domestic Guarantors, and (ii) second priority liens on collateral securing the ABL Facility, subject to certain exceptions.

Ranking	The New First Lien Notes will be senior obligations of the Issuer and the Guarantors.

Optional Redemption
NC2 / 104.50% / 102.25% / par thereafter until maturity
During the non-call period, New First Lien Notes shall be subject to payment of a customary make-whole premium if redeemed or otherwise repaid prior to original stated maturity. In addition, terms to provide for redemption during non-call period under certain conditions at amounts and redemptions prices to be mutually agreed. Prepayment premium to be immediately due and payable upon acceleration.

Mandatory Repurchase Offers	If we experience certain kinds of changes of control, we must offer to purchase the New First Lien Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. If we sell assets under certain circumstances, we must offer to repurchase the New First Lien Notes at a price equal to par plus accrued and unpaid interest, if any.
Restrictive Covenants
The indenture governing the New First Lien Notes will contained agreed covenants that, among other things, will restrict our ability and the ability of our restricted subsidiaries to:
•incur or assume additional debt or provide guarantees in respect of obligations of other persons;
•issue redeemable stock and preferred stock;
•pay dividends or distributions or redeem or repurchase capital stock;
•prepay, redeem or repurchase debt;
•make loans and investments;
•incur certain liens;
•impose limitations on dividends, loans or asset transfers from our subsidiaries;
•sell or otherwise dispose of assets, including capital stock of subsidiaries;
•consolidate or merge with or into, or sell substantially all of our assets to, another person; and
•enter into transactions with affiliates.

These covenants will be subject to a number of important limitations and exceptions. See Exhibit 1A for additional information on covenant terms.

Transfer Restrictions	The New First Lien Notes will not be registered under the Securities Act or any state securities laws and will therefore be subject to restrictions on transferability and resale.
Registration Rights	None.
Use of Proceeds	The proceeds of the New First Lien Notes will be used, together with existing cash from the Issuer’s balance sheet, (i) to optionally prepay the Existing Term Loan Facility at par, (ii) to optionally redeem the Issuer’s 2024 Secured Notes including the prepayment amount, and (iii) to pay transaction fees.

Exhibit 1A
NEW FIRST LIEN NOTES COVENANT SUMMARY CHART
Cooper-Standard Automotive Inc.
Chart of Key Negative Covenant Baskets for New First Lien Notes2

	Basket/Threshold/Section Reference [3]	Proposed Covenants for New First Lien Notes
Indebtedness
1.	Ratio Debt Basket (§4.09(a))
Unlimited so long as pro forma Consolidated Fixed Charge Coverage Ratio (“FCCR”) ≥ 2:00 to 1.00 (amount of ratio debt incurred by non-Guarantor Restricted Subs limited to the greater of (x) $50 million and (y) 2.35% of Consolidated Total Assets)

2.	Indebtedness under Credit Facilities (§4.09(b)(1))
ABL Obligations and other debt secured by Fixed Asset Collateral in an amount not to exceed the greater of (a) $230 million; provided any Indebtedness incurred and outstanding under the $90 million Capital Lease Obligations for Sale Leaseback basket below (Line 4 clause (b)) will reduce capacity under clause (a) of this basket dollar for dollar to no less than $180 million; and (b) the Borrowing Base

3.	Incurred/Assumed Acquisition Indebtedness (§4.09(b)(5))
Unlimited, provided that, after giving effect to acquisition, either (a) the Issuer would be permitted to incur at least $1.00 of additional debt under Ratio Debt Basket (see Line 1) or (b) FCCR is ≥ FCCR prior to such acquisition

4.	Purchase Money Indebtedness/Capitalized Lease Obligations (§4.09(b)(11))
(a) $35 million, plus (b) up to $90 million for Capital Lease Obligations for Sale Leasebacks; provided that Indebtedness incurred under clause (b) will reduce capacity under clause (a) of the ABL facility basket above (Line 2)

5.	Indebtedness of Foreign Subsidiaries (§4.09(b)(12))	Fixed basket of $75 million (no grower) Current outstanding Indebtedness of Foreign Subsidiaries (excluding debt under the ABL facility and note guarantees) deemed incurred under this basket.
6.	Permitted Receivables Financing (§4.09(b)(13))	Indebtedness Incurred in a Permitted Receivables Financing. The aggregate “amount” or “principal amount” of all Permitted Receivables Financings (a) other than those of one or more Foreign Subsidiaries shall not exceed $50 million at any time outstanding; and (b) of one or more Foreign Subsidiaries shall not exceed €120 million at any time outstanding.
7.	Indebtedness for (x) financing insurance premiums and (y) take-or-pay obligations (§4.09(b)(14))	$5.0 million at any one time outstanding
8.	Contribution Indebtedness (§4.09(b)(16))	No basket
2 New First Lien Notes Indenture to be based off of existing indenture governing the 13.000% Senior Secured Notes due 2024. New Secured Notes Indenture to have substantially similar terms with a 10% cushion added to all basket amounts.
3 Section references are to existing indenture governing the 13.000% Senior Secured Notes due 2024.

9.	Guarantees of Indebtedness incurred by Permitted Joint Ventures (§4.09(b)(17))	Fixed basket of $25 million (no grower)
10.	Indebtedness to directors, officers, etc. to finance purchase of Equity Interests of Issuer (§4.09(b)(19))	Limited to the extent permitted under §4.10(b)(3) (see Line 21)
11.	General Indebtedness Basket (§4.09(b)(21))	Fixed basket of $50 million (no grower)
Permitted Liens (in addition to dedicated baskets noted above)
12.	Liens on acquired, constructed, developed or improved property or assets (§4.13(b)(1))	Liens on property or assets acquired, constructed, developed or improved after the Issue Date by the Issuer or a Restricted Subsidiary and created prior to or contemporaneously with or within 180 days after the acquisition of property which is a parcel of real property, a building, machinery or equipment
13.	Permitted Receivables Financing (§4.13(b)(33))	Liens on accounts receivables and Receivables Assets incurred in connection with a Permitted Receivables Financing (subject to Line 6)
14.	General Liens Basket (§4.13(b)(38))	Fixed basket of $25 million (no grower); provided if a non-guarantor subsidiary has existing liens and becomes a guarantor, any such lien does not count against the basket so long as such lien was not incurred in contemplation of such non-guarantor becoming a guarantor
15.	Junior Indebtedness - Ratio Lien Basket (§4.13(b)(39))
Liens in respect of Junior Indebtedness (secured solely by Collateral with a Lien having Junior Lien Priority on the Collateral to the New First Lien Notes and New Secured Notes) so long as pro forma Senior Secured Net Leverage Ratio ≤ 3.50 to 1.00; provided such Lien shall be subject to applicable intercreditor agreement

Asset Dispositions
16.	General Asset Disposition Covenant (§4.08(a))
(1) must receive at least fair market value for such disposition;

(2) except for Permitted Asset Swaps, at least 75% of consideration for disposition must be cash/cash equivalents or Additional Assets (with Designated Non-cash Consideration deemed to be cash consideration of up to 5.0% of Consolidated Total Assets);

(3) within 365 days from the later of the date of (x) the Asset Disposition and (y) receipt of Net Available Cash from such Asset Disposition, 100% of Net Available Cash from such Asset Disposition may be, at the Issuer’s option, (A) used to prepay/repay ABL Debt, Fixed Asset Debt or the New First Lien Notes, (B) so long as no Event of Default exists or results therefrom, reinvested in the business of the Issuer and its Restricted Subsidiaries, including acquiring Additional Assets or making other capital expenditures or engaging in up to $50 million of restructuring activities, or (C) a combination thereof

17.	Dispositions to Issuer or a Restricted Subsidiary (“Asset Disposition” clause (1))	Unlimited dispositions to Issuer or Restricted Subsidiaries.

18.	Permitted Receivables Financing	Sale, contribution, conveyance or other transfer of accounts receivable, or participation therein, and Receivables Assets in a Permitted Receivables Financing (subject to Line 6)
19.	De minimis asset dispositions	Fair Market Value of less than $10 million threshold for any single transaction or series of related transactions
Restricted Payments
20.	Builder Basket (§4.10(a))
Subject to:

(1) no Default or Event of Default shall be existing or result therefrom;

(2) after giving effect to such Restricted Payment, the FCCR would be ≥ 2:00 to 1.00 and Total Net Leverage Ratio ≤ 3.50 to 1.00 ; and

(3) the amount of Restricted Payments, when aggregated with those made since the Issue Date and including those made pursuant to clauses (1) (dividend/distribution or redemption within 60 days after the declaration thereof on the declaration date, such payment or redemption would have complied with the Indenture) and (13) of §4.10(b) (dividends or distributions to the holders of any class or series of Designated Preferred Stock), but excluding all others under §4.10(b), do not exceed an amount which builds based on 50% of Consolidated Net Income since the Issue Date

21.	Equity Interest repurchases from officers, directors, employees (§4.10(b)(3))
Up to sum of:
(1) $7.5 million (can be carried over to succeeding calendar years but no more than $10 million in the aggregate in any calendar year); plus
(2) amount of net cash proceeds received from issuance/sale of Qualified Equity Interests to directors, employees, officers; plus
(3) amount of net cash proceeds received from key-man life insurance

22.	Annual Dividends/Distributions (§4.10(b)(7))	No basket
23.	General Restricted Payment Basket (§4.10(b)(8))
(a) $10 million since the Issue Date; provided no Default or Event of Default shall be existing or result therefrom
(b) Unlimited for repayment, etc., of the existing 2026 Unsecured Notes so long as pro forma Total Net Leverage Ratio ≤ 3.00 to 1.00, provided no Default or Event of Default shall be existing or result therefrom

24.	Restricted Payment Ratio Basket (§4.10(b)(12))
Unlimited so long as pro forma Total Net Leverage Ratio ≤ 2:00 to 1.00, provided no Default or Event of Default shall be existing or result therefrom

Note: this basket may not be used prior to the utilization of baskets (1) through (11) and (13) of §4.10(b).

25.	Dividends to finance dividends to Designated Preferred Stock holders of Holdings/Parent entity (§4.10(b)(13))
Up to $7.5 million per calendar year; provided (1) pro forma FCCR for the four-quarter period ending immediately preceding the date of issuance would have been ≥ 2:00 to 1.00 and (2) aggregate amount of dividends under clause (13) does not exceed the actual amount received from the sale of Designated Preferred Stock

Transactions with Affiliates
26.	Threshold Amount (§4.12(a))
$10 million threshold on a per transaction/series of transactions basis

If Affiliate Transaction involves an amount in excess of $25 million, terms must be set forth in writing and approved by a majority of the non-employee directors of the Issuer disinterested with respect to such Affiliate Transaction / determined to comply with arm’s length requirement

Permitted Investments
27.	Investments in non-Guarantor Restricted Subsidiaries by Issuer or a Guarantor Restricted Subsidiary (clause (1))
Fixed basket of $75 million (no grower)

Separately with respect to cash pooling arrangement – Standard provision re cash pooling arrangements with non-Guarantor subs, provided that draws by non-Guarantor subs out of the pool must be made in the ordinary course of business consistent with past practice and the proceeds of such draws may not be used to finance restructuring activities

28.	Loans to directors, officers, employees (clause (6))	$5 million at any one time outstanding
29.	General Investment Basket (clause (17))	Fixed basket of $50 million (no grower) Up to $20 million of this basket may be utilized as Investments in Unrestricted Subsidiaries consisting of the Liveline Technologies business
30.	Investments in Joint Ventures (clause (18))	No basket
31.	Investments in Unrestricted Subsidiaries (clause (19))	No basket
32.	Ratio Investments Basket (clause (20))	Unlimited, so long as (x) no Default exists or would result from such Investment and (y) pro forma Total Net Leverage Ratio would be ≤ 2.50 to 1.00
Financial Terms
33.	Total Net Leverage Ratio and Senior Secured Leverage Ratio
“Total Debt” is calculated net of unrestricted cash and cash equivalents up to $150 million; provided, further, that cash in accounts subject to cash pooling arrangement shall be calculated net of negative balances

34.	Consolidated Net Income	No exclusion in Consolidated Net income for “after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges or expenses, severance, relocation costs, start-up, facilities opening, transition, integration and other restructuring costs, charges, reserves or expenses, and new product introductions, one-time compensation charges and signing, retention or completion bonuses” but such item instead included as an addback to Consolidated EBITDA
35.	Consolidated EBITDA
Cap all of the following addbacks below to 15% of pre-adjusted EBITDA:

•Fees, expenses, charges or losses related to any issuance of Equity Interests, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (whether or not successful), and amendments or modifications
•Amount of loss or discount on sale of receivables and Receivables Assets in connection with a Permitted Receivables Financing
•Restructuring charges or reserves (including retention, severance, systems development, conversion, excess pension charges, contract termination costs, costs related to the start-up, closure, relocation or consolidation of facilities and costs to relocate employees and one-time costs incurred in connection with acquisitions after the Issue Date
•Projected “run rate” net cost savings, synergies and operating expenses from actions taken within 12 months after the end of the calculation period; must be reasonably identifiable and factually supportable

Exhibit 2
SUMMARY OF KEY TERMS OF THE NEW SECURED NOTES
The summary below describes the proposed principal terms of the New Secured Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Term Sheet or the Transaction Support Agreement to which this exhibit is attached.

Issuer	Cooper-Standard Automotive Inc.
Notes	Up to $400.0 million aggregate principal amount of 5.625% Cash Pay / 10.625% PIK Toggle Senior Secured Notes due 2027 (the “New Secured Notes”)
Trustee	U.S. Bank Trust Company, National Association
Exchange Ratio	$1.00 of New Secured Notes for each $1.00 principal amount of 2026 Unsecured Notes validly exchanged
Maturity	May 15, 2027, provided such maturity shall accelerate to August 15, 2026, the date that is three months before the maturity of the 2026 Unsecured Notes, if more than $50 million of the principal amount of 2026 Unsecured Notes are then-outstanding.
Interest Rate	The New Secured Notes will bear interest at the rate of 5.625% cash pay per annum, or at the Issuer’s option for the first four interest periods after issuance, 10.625% in PIK, and thereafter, 5.625% per annum, payable in cash.
Interest Payment Dates	Interest on the New Secured Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2023.
Guarantees	The obligations under the New Secured Notes will be fully and unconditionally guaranteed by all of the Issuer’s present or future wholly owned domestic subsidiaries and certain foreign subsidiaries organized in certain jurisdictions, in each case with exceptions for immaterial subsidiaries and subsidiaries that are prohibited by charter or applicable law or regulation from providing a guarantee.
Collateral
The New Secured Notes will be secured by third priority liens on all assets of the Issuer and the Guarantors, subject to certain exceptions, including, with respect to Guarantors organized in foreign jurisdictions, only a pledge of 65% of the voting stock and 100% of the non-voting stock of first-tier foreign subsidiaries of domestic Guarantors.

Ranking	The New Secured Notes will be senior obligations of the Issuer and the Guarantors.
Optional Redemption
NC2 / 102.81% / 101.41% / par thereafter until maturity
During the non-call period, New Secured Notes shall be subject to payment of a customary make-whole premium if redeemed or otherwise repaid prior to original stated maturity. In addition, terms to provide for redemption during non-call period under certain conditions at amounts and redemptions prices to be mutually agreed. Prepayment premium to be immediately due and payable upon acceleration.

Mandatory Repurchase Offers	If we experience certain kinds of changes of control, we must offer to purchase the New Secured Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. If we sell assets under certain circumstances, we must offer to repurchase the New Secured Notes at a price equal to par plus accrued and unpaid interest, if any.
Restrictive Covenants
The indenture governing the New First Lien Notes will contained agreed covenants that, among other things, will restrict our ability and the ability of our restricted subsidiaries to:
•incur or assume additional debt or provide guarantees in respect of obligations of other persons;
•issue redeemable stock and preferred stock;
•pay dividends or distributions or redeem or repurchase capital stock;
•prepay, redeem or repurchase debt;
•make loans and investments;
•incur certain liens;
•impose limitations on dividends, loans or asset transfers from our subsidiaries;
•sell or otherwise dispose of assets, including capital stock of subsidiaries;
•consolidate or merge with or into, or sell substantially all of our assets to, another person; and
•enter into transactions with affiliates.
These covenants will be subject to a number of important limitations and exceptions. See Exhibit 1A, New First Lien Notes Covenant Summary Chart, for additional information on covenant terms.

Transfer Restrictions	The New Secured Notes will not be registered under the Securities Act or any state securities laws and will therefore be subject to restrictions on transferability and resale.
Registration Rights	None.

Exhibit B
FORM OF TRANSFEREE JOINDER
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”), dated as of November 15, 2022, entered into by and among Cooper-Standard Automotive Inc. (“Issuer”), certain other affiliates of the Issuer (collectively, with Issuer, the “Company”), [Transferor’s Name] (“Transferor”), and other holders of Senior Notes Claims (as defined in the Agreement) against the Company, and, with respect to the Senior Notes Claims acquired from the Transferor, agrees to be bound to the terms and conditions thereof to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement. All Senior Notes Claims against the Company held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement.
Date Executed: ___________, 2022
[Transferee’s Name]

By:
Name:
Title:

Claims and interests acquired:

Holdings: $__________________ of 2024 Secured Notes

Holdings: $__________________ of 2026 Unsecured Notes

Holdings: $_______________ of Senior Credit Facilities Claims

Holdings: _______________ shares of Cooper-Standard Holdings Inc. stock

Address: [____________]

Exhibit C
CONSENTING NOTEHOLDER

Consenting Noteholder	Holdings of 2024 Secured Notes	Holdings of 2026 Unsecured Notes	Holdings of Senior Credit Facilities Claims	Holdings of Shares of Cooper-Standard Holdings Inc. Stock
J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A., solely as investment manager of certain discretionary accounts Address: 1 East Ohio Street 6th Floor Indianapolis, IN 46204
Millstreet Capital Management, on behalf of multiple funds Address: 545 Boylston Street 8th Floor Boston, MA 02116